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                                                                   Exhibit 10(a)



                                JOHNSON & JOHNSON
                                STOCK OPTION PLAN
                           FOR NON-EMPLOYEE DIRECTORS
                        (Effective as of January 1, 1997)


         1. Purpose. The purpose of the Stock Option Plan for Non-Employee Directors of Johnson & Johnson (the "Plan") is to provide certain compensation to eligible directors of Johnson & Johnson (the "Company") and to encourage the highest level of director performance by providing such directors with an interest in the Company's success and progress by granting them non-qualified options ("Options") to purchase shares of the Company's Common Stock ("Common Stock").

         2. Administration. The Plan shall be administered by the Compensation Committee or any successor thereto (the "Committee") of the Company's Board of Directors (the "Board"). Questions involving eligibility for grants of Options, entitlement to Options or the operation of the Plan shall be referred to the Committee. All determinations of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee.

         3. Eligibility and Grants. To be eligible to participate in the Plan, a director must not be an officer or employee of the Company or any of its subsidiaries or affiliates. On the first trading day of each calendar year, each eligible director shall automatically be granted an Option to purchase 1,100 shares of Common Stock. Such amount may be increased or decreased by the Committee in November or December of each year to reflect the competitive environment with respect to director compensation. Each eligible director to whom Options are granted is hereinafter referred to as a "Participant." Each grant of Options shall be evidenced by a written agreement duly executed and delivered by or on behalf of the Company and the Participant.

         4. Shares Available. Subject to adjustment as provided in Section 10, the maximum aggregate number of shares of Common Stock which shall be available under the Plan for the issuance upon the exercise of Options is 150,000 shares.

         5. Term of Options. Each Option granted under the Plan shall have a term of ten years from the date of grant, subject to earlier termination as provided in Section 8(b).

         6. Option Price. Options are priced at 100% of the fair market value of the Common Stock on the date of grant. Such price shall be subject to adjustment as provided in Section 10. The fair market value of a share of Common Stock shall be the average of the highest and lowest sales prices of the Common Stock as reported on the New York Stock Exchange Composite Tape ("Fair Market Value").

         7. Exercise of Options. (a) Each Option shall become 100% exercisable at the earliest of the completion of a Participant's Board service or on a date which is one year after the date of grant.

         (b) An Option may be exercised at any time or from time to time, as to any or all full shares of Common Stock as to which the Option is then exercisable; provided, however, that any such exercise shall be for at least 100 shares of Common Stock or, if less, the total number of shares of Common Stock as to which the Option is then exercisable.

         (c) The purchase price of the Common Stock as to which an Option is exercised shall be paid in full at the time of exercise; payment may be made in cash or in shares of Common Stock valued at Fair Market Value.
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         8. Completion of Directorship. (a) Completion. If a Participant
completes his/her service as a non-employee director of the Company for any reason (other than death), the Participant's Options may be exercised at any time during the remainder of the Option term.

         (b) Death. In the event of Participant's death, regardless of whether Participant is still serving as a director, the Option may be exercised, subject to the provisions of Section 5, within three (3) years after death by Participant's estate or by any person who acquires such option inheritance or devices. Thereafter, such rights shall lapse.

         9. Regulatory Compliance and Listing. The issuance or delivery of any shares of Common Stock upon the exercise of Options may be postponed by the Company for such period as may be required to comply with any applicable requirements under the Federal securities laws, any applicable listing requirements of any national securities exchange and requirements under any other law or regulation applicable to the issuance or delivery of such shares, and the Company shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery of such shares shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

         10. Adjustment in Event of Changes in Capitalization. In the event of a recapitalization, stock split, stock dividend, combination or exchange of shares, merger, consolidation, rights offering, separation, reorganization or liquidation, or any other change in the corporate structure or shares of the Company, the number of shares of Common Stock that may be awarded as Options or that are subject to outstanding Option grants, and the option price per share under outstanding Options, shall be adjusted automatically to prevent dilution or enlargement of rights.

         11. Termination or Amendment of the Plan. The Board may at any time terminate the Plan and may from time to time alter or amend the Plan or any part thereof (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement referred to in Section 9), provided that, unless otherwise required by law, the rights of a Participant with respect to Options granted prior to such termination, alteration or amendment may not be impaired without the consent of such Participant.

         12. Miscellaneous. (a) Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any director for reelection by the Company's shareholders.

         (b) The Company shall have the right to require, prior to the issuance or delivery of any Common Stock upon the exercise of Options, payment by the Participant of any taxes required by law with respect to the issuance or delivery of such shares. Such amount may be paid in cash, in shares of Common Stock previously owned by the Participant (based on the Fair Market Value), or a combination of cash and shares of Common Stock.

         (c) The shares of Common Stock to be issued upon the exercise of Options under the Plan shall, unless otherwise determined by the Committee, be shares which have been or may be reacquired by the Company.

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